Exhibit 99.1

NATURAL HEALTH TRENDS ANNOUNCES SEC FILINGS AND FINANCIAL RESULTS

DALLAS, TX, November 14, 2011 -- Natural Health Trends Corp. (Pink Sheets: NHTC) announced today that it has filed with the Securities and Exchange Commission periodic reports covering periods ended after September 30, 2009, including a comprehensive Annual Report on Form 10-K for each of the fiscal years ended December 31, 2009 and 2010 (in lieu of filing separate reports for each of those years), and separate Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2011 through September 30, 2011.  The Company does not intend to file separate Quarterly Reports on Form 10-Q for any of the quarters ended March 31, 2010 through September 30, 2010, because that information is included in the comprehensive Annual Report.

Focusing on its most recent results, the Company announced $1.8 million of net income, or $0.17 income per share, on $22.9 million of sales during the first nine months of 2011, compared to $2.1 million of net loss, or $0.20 loss per share, on $17.4 million during the comparable period in 2010.   Year on year sales increased 32%, while selling, general and administrative expenses decreased 15%.

Chris Sharng, president of Natural Health Trends, said, “In the last two years, we have completely changed our culture and re-built a competitive business model based on dedicated field leaders, enhanced commission structure, systemic training, attentive services, effective promotions and high-quality products.  Our operating costs are way down after aggressive restructuring and will enable us to benefit from revived revenue, particularly in Greater China.”

“The third quarter’s results were bolstered by our 10th anniversary celebration and shipments of orders received in the prior quarter.  Our business is still expected to be significantly influenced by seasonality factors, such as the Chinese New Year, the Chinese Golden Week (in early October) and the summertime.  The cash we generate will have to be re-invested in the business to support existing operations and pursue opportunities we have in our markets.”

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website, and management encourages interested parties to register for updated corporate information via email on the company’s home page, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance.  Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated.  Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed on November 14, 2011, with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011
		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$648	$958	$1,437	$1,727
Restricted cash	422	495	500	496
Accounts receivable	105	161	133	91
Inventories, net	751	715	1,193	1,105
Other current assets	639	984	1,235	576
Total current assets	2,565	3,313	4,498	3,995
Property and equipment, net	203	174	158	131
Goodwill	1,764	1,764	1,764	1,764
Intangible assets, net	200	–	–	–
Restricted cash	225	231	237	217
Other assets	406	321	336	237
Total assets	$5,363	$5,803	$6,993	$6,344

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$3,115	$3,130	$2,614	$2,452
Income taxes payable	330	341	376	325
Accrued distributor commissions	723	694	727	1,031
Other accrued expenses	1,792	1,680	1,702	1,086
Deferred revenue	1,029	1,633	2,696	1,458
Deferred tax liability	178	177	177	177
Advance from related party	4	237	237	123
Other current liabilities	1,013	1,097	1,019	1,046
Total liabilities	8,184	8,989	9,548	7,698
Commitments and contingencies
Stockholders’ deficit:
Natural Health Trends stockholders’ deficit:
Preferred stock	124	124	124	124
Common stock	11	11	11	11
Additional paid-in capital	80,414	80,428	80,449	80,471
Accumulated deficit	(83,643)	(84,115)	(83,446)	(81,813)
Accumulated other comprehensive income:
Foreign currency translation adjustments	366	469	427	(39)
Total Natural Health Trends stockholders’ deficit	(2,728)	(3,083)	(2,435)	(1,246)
Noncontrolling interest	(93)	(103)	(120)	(108)
Total stockholders’ deficit	(2,821)	(3,186)	(2,555)	(1,354)
Total liabilities and stockholders’ deficit	$5,363	$5,803	$6,993	$6,344

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, Except Per Share Data)

	Three Months Ended March 31,		Three Months Ended June 30,
	2010	2011	2010	2011

Net sales	$6,233	$5,175	$5,935	$7,208
Cost of sales	1,831	1,529	1,679	1,977
Gross profit	4,402	3,646	4,256	5,231
Operating expenses:
Distributor commissions	2,252	1,762	1,980	2,714
Selling, general and administrative expenses	2,676	2,030	2,716	1,836
Depreciation and amortization	312	232	406	26
Total operating expenses	5,240	4,024	5,102	4,576
Income (loss) from operations	(838)	(378)	(846)	655
Other income (expense), net:
Loss on foreign exchange	20	(98)	260	25
Interest income	–	1	7	1
Interest expense	(9)	(1)	(1)	–
Other	(2)	3	47	–
Total other income (expense), net	9	(95)	313	26
Income (loss) before income taxes	(829)	(473)	(533)	681
Income tax provision (benefit)	11	7	(28)	13
Net income (loss)	(840)	(480)	(505)	668
Plus: Net loss attributable to the noncontrolling interest	7	8	–	1
Net income (loss) attributable to Natural Health Trends	(833)	(472)	(505)	669

Preferred stock dividends	(4)	(4)	(4)	(4)
Net income (loss) attributable to common stockholders of Natural Health Trends	$(837)	$(476)	$(509)	$665

Income (loss) per share of Natural Health Trends – basic and diluted	$(0.08)	$(0.04)	$(0.05)	$0.06

Weighted-average number of shares outstanding – basic	10,418	10,635	10,485	10,675
Weighted-average number of shares outstanding – diluted	10,418	10,635	10,485	10,706

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011

Net sales	$5,216	$10,562	$17,384	$22,945
Cost of sales	1,565	2,536	5,075	6,042
Gross profit	3,651	8,026	12,309	16,903
Operating expenses:
Distributor commissions	2,081	4,166	6,313	8,642
Selling, general and administrative expenses	2,194	2,613	7,586	6,479
Depreciation and amortization	249	23	967	281
Total operating expenses	4,524	6,802	14,866	15,402
Income (loss) from operations	(873)	1,224	(2,557)	1,501
Other income, net:
Loss on foreign exchange	141	428	421	355
Interest income	–	1	7	3
Interest expense	(1)	(13)	(11)	(14)
Other	24	9	69	12
Total other income, net	164	425	486	356
Income (loss) before income taxes	(709)	1,649	(2,071)	1,857
Income tax provision	29	16	12	36
Net income (loss)	(738)	1,633	(2,083)	1,821
Plus: Net (income) loss attributable to the noncontrolling interest	(4)	–	3	9
Net income (loss) attributable to Natural Health Trends	(742)	1,633	(2,080)	1,830

Preferred stock dividends	(4)	(4)	(12)	(12)
Net income (loss) attributable to common stockholders of Natural Health Trends	$(746)	$1,629	$(2,092)	$1,818

Income (loss) per share of Natural Health Trends – basic and diluted	$(0.07)	$0.15	$(0.20)	$0.17

Weighted-average number of shares outstanding – basic	10,536	10,732	10,480	10,669
Weighted-average number of shares outstanding – diluted	10,536	10,898	10,480	10,699

Contact:

Natural Health Trends Corp.
investor.relations@nhtglobal.com

SOURCE:  Natural Health Trends Corp.